Exhibit 99.1

March 16, 2005
IMMEDIATE RELEASE: UPDATED
Contact: Melvin E. Meekins, Jr.
(410) 268-4554

Severn Bancorp, Inc. Increases First Quarter Dividend By 9%

Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced that its Board of Directors has declared a regular quarterly dividend of $.06 per share for the first quarter of 2005. This represents a ½ cent per share increase, or 9% increase, from the prior quarter’s dividend of $.055 per share. This dividend is payable on April 15, 2005 to shareholders of record as of the close of business on March 31, 2005.
With over $700 million in assets, Severn Savings Bank, FSB is a community bank focused on residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia. The bank has three branch locations, at 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater. Severn’s website is www.severnbank.com.
For additional information or questions, please contact Melvin E. Meekins, Jr., Executive Vice President or S. Scott Kirkley, Senior Vice President, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, (410) 268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.
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